EXHIBIT 99.1

PACCAR	PACCAR Inc
Press Release	Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009

Contact: Andy Wold
(425) 468-7676

FOR IMMEDIATE RELEASE

Stephen Page Named to PACCAR Board

August 6, 2004, Bellevue, Washington – Stephen F. Page has been named to PACCAR Inc’s Board of Directors, effective September 21, 2004, according to Mark C. Pigott, PACCAR chairman and chief executive officer.

Stephen F. Page was vice chairman and chief financial officer and a director of United Technologies Corporation (UTC) (NYSE: UTX), a provider of high technology products and services to the building systems and aerospace industries, until his retirement in April 2004.  From 1997 to 2002, he was president and CEO of UTC’s Otis Elevator Co.  Prior to joining UTC in 1993, Mr. Page was chief financial officer and executive vice president of Black & Decker Corp.  He is also a director of Lowe’s Companies, Inc. and Liberty Mutual Insurance Co. Inc.

“PACCAR is very pleased that Mr. Page will be joining the Board.  His financial management experience, demonstrated leadership abilities and understanding of business both domestically and internationally will be of great benefit to the Company,” said Pigott.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt, DAF and Foden nameplates.  It also provides financial services and distributes truck parts related to its principal business.  In addition, the Bellevue, Washington-based company manufactures industrial winches under the Braden, Gearmatic and Carco nameplates.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.

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